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                                  Exhibit 99.1


TECUMSEH PRODUCTS COMPANY
(NASDAQ:  TECUA and TECUB)

January 6, 2006
Tecumseh, Michigan


          TECUMSEH ANNOUNCES ADDITIONAL RESTRUCTURING ACTIONS INVOLVING
                         ITS ENGINE & POWER TRAIN GROUP


TECUMSEH, MICHIGAN --JANUARY 6, 2006 -- On December 28, 2005, the Company announced its intention to cease the engine manufacturing operations of its wholly owned subsidiary, Tecumseh Europa S.p.A., located in Turin, Italy. The shut down will be accomplished through an Italian form of court-supervised liquidation known as "Concordato Preventivo" (the "Concordato"). A liquidator was appointed and granted all necessary powers to carry out the liquidation of Europa. The plan of liquidation that will be filed in connection with the Concordato is subject to approval by the Court of Turin and a majority of Europa's unsecured creditors. The required approvals are expected to be received during the first and second quarter of 2006. After receipt of the necessary approvals, the liquidator will implement the liquidation plan. Approximately, 375 employees will be affected by the shut down.

The Concordato proceedings are a part of the performance improvement program for Tecumseh's Engine & Power Train Group. In August 2005, Tecumseh engaged Alix Partners to accelerate the implementation of the Engine & Power Train Group's performance improvement plan.

"Although, we regret having to cease our Engine & Power Train Group activities in Italy, we believe that this is a necessary choice in order to improve performance of the group," said Todd W. Herrick, Chairman and Chief Executive Officer of Tecumseh. Jim Bonsall of Alix Partners offered that, "implementation of the liquidation plan in Italy, is an important step in reconfiguring the Group's manufacturing footprint and supply chain in order to return the group to profitability. Losses attributable to these European operations were approximately $6.5 million in 2005."

Under the Concordato proceedings, the Court of Turin may request that the Company guarantee the value of certain of the assets of Europa that would be used to satisfy Europa's liabilities. The Company is not required to provide such guarantee.

A charge to reflect the impact of this action will be recorded in the fourth quarter of 2005. The Company anticipates that the charges associated with the liquidation will not be material to the 2005 consolidated results of operations of the Company.

ABOUT TECUMSEH PRODUCTS COMPANY

Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units and residential and commercial central system air conditioners and




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heat pumps; gasoline engines and power train for lawn mowers, lawn and garden tractors, garden tillers, string trimmers, snow throwers, industrial and agricultural applications and recreational vehicles; electric motors and components, including AC and DC motors, blowers, gear motors and linear actuators for a wide variety of industrial and consumer applications across a broad range of industries; and centrifugal pumps, sump pumps and small submersible pumps for industrial, commercial, marine and agricultural applications.

This discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. Forward-looking statements can be identified by the use of terms such as "expects," "should," "may," "believes," "anticipates," "will," and other future tense and forward-looking terminology. Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties. For a description of these risks and uncertainties, refer to "Cautionary Statements Relating to Forward Looking Statements" in the Management's Discussion and Analysis section of Tecumseh Products Company's Annual Report to Shareholders and Form 10-K for the year ended December 31, 2004.

Contact: Pat Walsh
         Director of Investor Relations
         Tecumseh Products Company
         (517) 423-8455